EXHIBIT "99"

{GRAPHIC-LOGO] EAST TEXAS FINANCIAL SERVICES, INC.
               _________________________________________________________________
               1200 South Beckham - P.O.Box 6910 - Tyler, TX 75711-6910 - 903-593-1767 - Fax 903-593-1094




                                  NEWS RELEASE



For verification, contact: Gerald W. Free, Vice Chairman/President/CEO
                   Derrell W. Chapman, Vice President/COO/CFO

Telephone:        (903) 593-1767
Fax:              (903) 593-1094


------------------------------------------------------------------------------

                       EAST TEXAS FINANCIAL SERVICES, INC.
                           ANNOUNCES YEAR END EARNINGS


Tyler, Texas, December 1, 1997, - - - East Texas Financial Services, Inc. (NASDAQ: ETFS), the holding company for First Federal Savings and Loan Association of Tyler, Texas, today reported that consolidated net income for the fiscal year ended September 30, 1997, was $766,775 or $.78 per share, based on 980,239 weighted average shares outstanding for the year, compared to net income of $457,876 or $.42 per share for the year ended September 30, 1996.

Total assets of the Company  were  reported as $115.9  million at September  30,
1997, compared to $114.4 million at September 30, 1996. Investment and mortgage-backed securities totaled $23.1 million and $22.5 million, respectively, at September 30, 1997. Loans receivable totaled $57.1 million at year end, an increase of $9.2 million or approximately 19.2% from the $47.9 million reported at September 30, 1996.

"We were pleased with the continued success of our lending efforts in 1997," stated Vice Chairman and CEO Gerald W. Free, "the opening of our new loan agency in Lindale helped our lending efforts and with anticipated economic growth in that area, we expect increased lending activity from that location. We are also expecting additional lending activity from the addition of a full time lending officer at our Whitehouse location."

Stockholders' equity totaled $20.9 million at September 30, 1997, or 18.0% of total assets, unchanged from the $20.9 million at September 30, 1996. During the fiscal year ended September 30, 1997, the Company repurchased 53,964 shares of treasury stock at an average price of $17.63 per share and ended the year with 1,026,366 shares outstanding. At year end, the Company owned 230,021 shares of treasury stock at an average price of $16.22 per share. Shares of the Company's stock closed at $20.50 per share at September 30, 1997, compared to a close of $15.50 at September 30, 1996. For the year ended September 30, 1997, the Company reported total share volume of 739,000 shares.

Capital levels for the Company's wholly owned subsidiary, First Federal Savings and Loan Association of Tyler, were reported at year end as 15.2% for both tangible and core capital ratios, well in excess of the minimum required levels of 1.5% and 3.0% respectively. The Association's risk-based capital ratio was 40.2% of risk-weighted assets at September 30, 1997, as compared to the minimum, 8.0% regulatory requirement. At year end, the Association was considered a "well-capitalized" institution.

For the year ended September 30,1997, total interest income was reported as $7.9 million, compared to $8.1 million for the year ended September 30, 1996. Interest expense totaled $4.5 million for the year ended September 30, 1997, unchanged from the $4.5 million for 1996. Net interest income after provisions for loan losses was reported as $3.4 million, compared to $3.6 million for the prior year. The Company reported a net interest margin on interest earning assets of 3.12% for the year ended September 30, 1997, compared to 3.16% for 1996.

Total non-interest expenses were reported as $2.5 million for the year ended September 30, 1997, compared to $3.2 million for the year ended September 30, 1996.

At September 30, 1997, non-performing assets totaled $310,000 or .27% of total assets, compared to $450,000 or .39% of assets at September 30, 1996. Non-performing loans to total loans receivable equaled .54% at September 30, 1997, compared to .94% at September 30, 1996. Classified assets were reported as $904,000 at year end, compared to $999,000 at September 30, 1996.

East Texas Financial Services, Inc., is the holding company for 74 year old First Federal Savings and Loan Association of Tyler, Texas. First Federal operates two full service offices and two loan agencies in the Tyler area.

The Company's stock is traded on the NASDAQ National Market System and is listed in most daily newspapers as "EastTxFnl".

Except for the historical information contained herein, the matters discussed in the press release may be deemed to be forward-looking statements that involve risks and uncertainties, including the acceptance of new products, the impact of competitive products and pricing, and the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-KSB, for the year ended September 30, 1997. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.


                       - selected financial data follows -

                                                   Selected Financial Data

(Dollars in Thousands, except share data)                    1997           1996          1995          1994         1993
---------------------------------------------------------------------------------------------------------------------------

At September 30,
Total assets                                           $    115,949    $   114,373    $  117,077    $  114,935   $  115,728
Loans receivable, net
   Held for sale                                                  0              0             0             0        9,312
   Held in portfolio                                         57,110         47,925        41,760        35,337       28,683
Investment securities - held-to-maturity                     23,058         30,139        30,263             0       26,985
Mortgage-backed securities - available for sale               4,356              0             0             0            0
Mortgage-backed securities - held-to-maturity                18,152         24,949        33,741             0       37,194
Deposits                                                     88,551         90,768        92,474       102,200      102,349
Stockholders' equity                                         20,879         20,931        23,146        11,458       12,217
Common shares outstanding                                 1,026,366      1,079,285      1,256,387         N.A.         N.A.
Book value per share                                          20.34          19.39         18.42          N.A.         N.A.


For The Year Ended September 30,
Net interest income                                    $      3,419    $     3,552    $    3,658    $    3,040   $    2,967
Provision for loan losses                                         5              0             0           121           61
Other operating income                                          302            371           299       (2,118)          705
Operating expenses                                            2,523          3,200         2,335         1,981        1,700
Net income                                                      767            458         1,071         (759)        1,158


Selected Financial Ratios
Return on average assets                                       0.67 %         0.40 %        0.92 %      (0.66) %       1.00 %
Return on average equity                                       3.67           2.08          5.47        (6.41)         9.95
Interest rate spread (average)                                 2.21           2.27          2.49          2.33         2.32
Net interest margin                                            3.12           3.16          3.21          2.67         2.66
Ratio of interest-earning assets to interest-
  bearing liabilities                                        122.29         122.23        119.13        110.08       109.61
Operating expenses to average assets                           2.19           2.77          2.01          1.72         1.47
Efficiency ratio                                              69.24          84.10         59.70         61.70        50.70
Net interest income to operating expenses                      1.35 x         1.11 x        1.57 x        1.47 x       1.71 x


Asset Quality Ratios
Non-performing assets to total assets                          0.27 %         0.39 %        0.34 %        0.27 %       0.45 %
Non-performing loans to total loans receivable                 0.54           0.94          0.95          0.87         1.38
Allowance for loan losses to non-performing loans             88.06          64.22         74.75         97.72        34.48
Allowance for loan losses to total loans                       0.48           0.60          0.71          0.85         0.48
Allowance for loan losses to total assets                      0.24           0.25          0.25          0.26         0.16


Regulatory Capital Ratios (Association only)
Total capital to total assets                                 15.21 %        15.39 %       14.40 %        9.97 %      10.56 %
Tangible capital ratio                                        15.20          15.30         14.40          9.97        10.56
Core capital ratio                                            15.20          15.30         14.40          9.97        10.56
Risk-based capital ratio                                      40.22          44.23         43.44         31.06        37.32

                    Serving the Financial Needs of East Texas